Exhibit 99.1


                           [LOGO OF BETHLEHEM STEEL]

          Bethlehem Steel Corporation Commences Consent Solicitation

    BETHLEHEM, Pa., May 23, 2001 -- Bethlehem Steel Corporation (NYSE: BS) announced today that it is commencing a consent solicitation with respect to its 10-3/8% Senior Notes due 2003 for the adoption of a proposed amendment to certain provisions of its Indenture dated as of September 1, 1993, under which the Notes are outstanding.

    The proposed amendment would permit Bethlehem Steel to incur bank financing secured by inventory and receivables in an amount up to $740 million. The Indenture in its current form permits bank financing of $500 million, the committed amount in 1993 when the Senior Notes were issued, plus additional financing of up to $100 million. Since then, Bethlehem's business needs have grown, and it therefore desires to optimize the use of its accounts receivable and inventory as collateral for borrowings, thereby increasing its liquidity and financial flexibility.

    The record date to determine the noteholders entitled to consent is May 21, 2001. The consent solicitation will expire at 5:00 p.m., New York City time, on Tuesday, June 5, 2001, unless extended. Bethlehem Steel will pay to consenting noteholders a consent fee of $15 for each $1,000 in principal amount for which a consent is validly delivered and not revoked. Noteholders may direct any inquiries, or requests related to the consent solicitation to Salomon Smith Barney, at 800-558-3745 and any inquiries, or requests for additional consent solicitation statements to the Information Agent, Mellon Investor Services LLP, at 800-241-6711.

    Bethlehem Steel Corporation is the nation's second largest integrated steel company with revenues of about $4 billion and shipments of about nine million tons. Its 14,000 employees work primarily in three major divisions - Burns Harbor, Ind, Sparrows Point, Md. (with plate mills in Coatesville and Conshohocken, Pa.), and Pennsylvania Steel Technologies, Steelton, Pa. The corporation is a leading supplier to the North American automotive and construction industries, and is the largest supplier of plate products on the continent.

    This release contains forward-looking statements. Our use of the words "expect," "believe," "intent," "should," "plan" and similar words are intended to identify these statements as forward-looking. In accordance with the provisions of the Private Securities Litigation Reform Act of 1995, reference is made to Item 1 - Business -

    Forward-Looking Statements" of Bethlehem's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 31, 2001, and to Cautionary Statement of Bethlehem's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 24, 1998, for important factors that could cause results to differ materially from those projected.

                                       #

Investor Contact                                     Media Contact
Jeff Faloba                                          Bette Kovach
610-694-2206                                         610-694-6308